Exhibit 3.2

AMENDMENT NO. 1 TO THE

SECOND AMENDED AND RESTATED

BYLAWS

OF

INFRARED CAMERAS HOLDINGS, INC.

Approved by the Board of Directors: February 6, 2024

The Second Amended and Restated Bylaws, as may be amended and/or restated from time to time (the “Bylaws”) of MultiSensor AI Holdings, Inc. (f/k/a Infrared Cameras Holdings, Inc.), a Delaware corporation (the “Company”), are hereby amended as follows:

1.	All references to “Infrared Cameras Holdings, Inc.” shall be deleted and replaced with “MultiSensor AI Holdings, Inc.”

2.	Except as otherwise amended herein, all other terms and conditions of the Bylaws shall remain in full force and effect.

[Signature page follows.]

The undersigned certifies:

That the undersigned is the duly elected and acting Secretary of the Company; and

That the foregoing Amendment to the Bylaws, as duly adopted by the Board of Directors of the Company, together with the Bylaws of the Company presently in effect, constitute the Bylaws of the Company.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of the date first written above.

/s/ Steve Guidry
Steve Guidry, Secretary

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO BYLAWS OF MULTISENSOR AI HOLDINGS, INC.]